EXHIBIT 99.1

AT SCHAWK, INC.:	AT DRESNER CORPORATE SERVICES:
Timothy Allen	Investors: Philip Kranz
Vice President, Finance	312-780-7240
Operations and Investor Relations	pkranz@dresnerco.com
847-827-9494
Timothy.Allen@schawk.com

SCHAWK, INC. ANNOUNCES AGREEMENT TO ACQUIRE
BRANDIMAGE – DESGRIPPES & LAGA

DES PLAINES, IL, September 21, 2011 -- Schawk, Inc. -- (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, announced today that it entered into an agreement to acquire substantially all of the assets of Lipson Associates, Inc. and Laga, Inc., which does business as Brandimage – Desgrippes & Laga, or “Brandimage.”

Brandimage is a leading independent branding and design network specializing in providing services that seek to engage and enhance the brand experience, including brand positioning and strategy, product development and structural design, package design and environmental design.  Brandimage, with unaudited 2010 revenues of approximately $32 million, has operations in Chicago, Cincinnati, Paris, Brussels, Shanghai, Seoul and Hong Kong.

Brandimage will operate in conjunction with Schawk’s current branding and design capabilities, which are performed under its Anthem Worldwide brand.

President and Chief Executive Officer David A. Schawk commented, “We are delighted to have reached an agreement with Brandimage.  We believe that bringing our companies together will further differentiate our offering to global clients seeking to enhance the position of their brands.  This transaction will enhance our brand development offering as we continue to implement our strategy of providing both brand development and deployment across multiple mediums serviced and delivered on a global basis.”

Brandimage’s Chief Executive Officer John Hilbrich added, “Brandimage clients and staff will benefit from the resources and forward thinking of the Schawk/Anthem organization and their vision for the future growth of branding and design strategy.  We look forward to developing new relationships and helping them achieve their goals.”

The completion of the transaction is subject to various customary closing conditions as well as the satisfactory completion of Schawk’s due diligence investigation.  The closing is currently anticipated to occur in early October following satisfaction of the due diligence conditions.  Schawk anticipates funding the purchase price through a draw from its existing credit facility.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 19 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

About Brandimage – Desgrippes & Laga
Brandimage – Desgrippes & Laga, one of the world’s leading design firms, offers fully integrated services designed to deliver meaningful brand experiences for consumers.  With offices in America, Europe and Asia, its global team of talented design and marketing experts builds on holistic expertise in brand strategy, innovation and consumer insight through its comprehensive portfolio of services:  brand identity, industrial design, packaging, interactive, retail experience and architecture.  Brandimage – Desgrippes & Laga serves clients globally across a variety of industries, ranging from consumer packaged goods to luxury brands, health & beauty, retail, finance, technology, sports, entertainment and tourism.

Safe Harbor Statement
Certain statements in this release related to the acquisition of Brandimage are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of various factors, such as, among other things, the ability of the parties to successfully close the transaction in a timely manner or at all; the discovery of materially adverse items or circumstances during the course of Schawk’s due diligence investigation that would cause the transaction to be delayed or permit Schawk to terminate the agreement; the ability of Brandimage to satisfy conditions required to close the transaction; higher than expected costs or unanticipated difficulties associated with integrating acquired operations; unanticipated difficulties obtaining financing for the transaction from the lenders under Schawk’s credit facility; as well as other risks and uncertainties associated with Schawk’s business generally as detailed in its filings with the Securities and Exchange Commission.